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                                                                    EXHIBIT 99.1

                                            CONTACTS: SUSAN STILLINGS
                                                      ERIC BRIELMANN
                                                      JOELE FRANK
                                                      WILKINSON BRIMMER KATCHER
                                                      212.355.4449 X124 / X147

              ARGONAUT TECHNOLOGIES ADOPTS STOCKHOLDER RIGHTS PLAN

FOSTER CITY, CALIFORNIA - MAY 24, 2004 - Argonaut Technologies, Inc. (Nasdaq:
AGNT) today announced that its board of directors has adopted a stockholder rights plan. Under the plan, Argonaut will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on June 4, 2004.

The rights plan is similar to those adopted by many public companies in that it is designed to protect the long-term value of the company for its stockholders and to protect against coercive tactics that may be used to gain control of the company.

Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $12. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 10% or more of Argonaut's common stock while the stockholder rights plan remains in place, then, unless the rights are redeemed by Argonaut for $0.001 per right, the rights will become exercisable by all rights holders except the acquiring person or group for shares of Argonaut or shares of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

With respect to stockholders who already own more than 10% of Argonaut's outstanding shares, only additional share purchases would trigger the provisions of the stockholder rights plan.

Separately, the Company noted that its Annual Meeting of Stockholders will be held on Wednesday, June 9, 2004.

ABOUT ARGONAUT TECHNOLOGIES, INC.

We are a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development and file New Chemical Entities. Our products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. More than 1,200 customers use Argonaut's products worldwide. For more information, visit www.argotech.com.